Exhibit 99.5

                                STEIN MART, INC.
                     CORPORATE GOVERNANCE COMMITTEE CHARTER
                             Adopted March 24, 2003

     Purpose. The Corporate Governance Committee of the Board of Directors (the "Board") of Stein, Mart, Inc. (the "Committee") is appointed by the Board (i) to oversee the selection of new directors, (ii) to oversee the function of the Board in its committees, and (iii) to evaluate the Board's performance as well as the relationship between the Board and the Company's management.

I.   Members

     The Committee shall be made up of all members of the Board (the "Independent Directors") who meet the independence and experience requirements of The Nasdaq Stock Market(R) ("Nasdaq"). The Company's Lead Director shall serve as Chairman of the Committee. Thus, the members of the Committee shall meet the following criteria:

     A.   Each  shall be a person  other  than an  officer  or  employee  of the
          Company or its subsidiaries or any other individual having a relationship, which, in the opinion of the Board, would interfere with the exercise of independent judgment in carrying out the responsibilities of a director. The following persons shall not be considered Independent Directors:

          1. a director who is employed by the Company or any of its affiliates for the current year or any of the past three years;
          2. a director who was a partner or employee of the Company's outside auditors who worked on the Company's audit engagement for the current year or any of the past three years;
          3. a director who accepts or who has an "Immediate Family Member" (as defined below) who accepts any compensation or payments from the Company or any of its affiliates in excess of $60,000 during the current or any of the past three years, other than compensation for board service, benefits under a tax-qualified retirement plan, or non-discretionary compensation;
          4. a director who is an Immediate Family Member of an individual who is, or has been in any of the past three years, employed by the Company or any of its affiliates as an executive officer;
          5. a director who is a partner in, or a controlling shareholder or an executive officer of, any for-profit business organization to which the corporation made, or from which the corporation received, payments (other than those arising solely from investments in the corporation's securities) that exceed 5% of the Company's or such business organization's consolidated gross revenues for that year, or $200,000, whichever is more, in the current or any of the past three years;
          6. a director who is employed as an executive of another entity where any of the Company's executives serve on that entity's compensation committee.

               "Immediate  Family  Member"  includes,  but is not  limited to, a person's spouse, parents, children, siblings, mother-in-law, father-in-law, brother-in-law, sister-in-law, son-in-law, daughter-in-law and anyone who resides in such person's home.

II.  Authority & Duties

     The Committee shall have the authority and duties set forth below and is hereby authorized to incur costs and to retain special legal and other consultants to advise the Committee in the performance of its functions:

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     A.   General Duties

          1. Directors. The Committee shall be responsible for leading the search for individuals qualified to become members of the Board and for the selection of director nominees to be submitted to shareholders for approval at annual meetings. The Committee shall also have the authority to nominate for Board Approval directors to fills seats of any vacancies on the Board between the time such vacancies are created and the next annual meeting of the Company's shareholders.

          2. Committee Structure. The Committee shall review the structure of the standing committees of the Board, make recommendations to the full Board as to recommended changes in such structure and as to changes in the charters of each of those standing committees.

          3. Code of Ethics. The Committee will have the authority to adopt, for the Company, a code of ethics applicable to all directors, officers, managers and employees of the Company.

          4. Evaluation. The Committee will have the authority to develop and recommend to the full Board of Directors for its approval, a self-evaluation process for the Board and its committees and to oversee those self-evaluations.

          5. Delegation. The Committee will have the authority to delegate any of its responsibilities to such sub-committees as the Committee may deem appropriate from time to time in its sole discretion.

          6. Reports. The Committee shall report its actions and recommendations to the full Board either at the next meeting of the full Board or by circulating minutes of the Corporate Governance Committee's meetings.

          7. Charter. The Committee shall annually review the adequacy of this Charter and recommend any changes to this Charter.

III. Role of Lead Director

     The Corporate Governance Committee shall have the authority to designate from time to time, a member of the Corporate Governance Committee as the "Lead Director."

     A. Duties of Lead Director. The Lead Director shall have the following duties:

          1.   To serve as Chairman of the Corporate Governance Committee.

          2. To set the agenda for the Corporate Governance Committee and to work with the Chairman of the Board in setting the agenda for each meeting of the Board of Directors.

          3. To communicate with other members of the Board from time to time to develop agenda items for meetings of the Board and for Committees of the Board.

          4. To recommend to the Corporate Governance Committee, the make-up of Committee members and rotation of such members.

          5. To be a principal liaison between the Board and management and to increase the flow of information between members of the Board and management.

          6.   To  act  as  a  moderator  during   executive   sessions  of  the
               Independent Directors.

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IV.  Committee Meetings

     The Committee shall hold meetings at such times and places as it shall deem necessary, but shall hold at least two meetings each calendar year. The Lead Director, as Chairman of the Corporate Governance Committee, shall have the authority to call a meeting of the Committee at such time as the Lead Director believes appropriate.

     As approved by the Board of Directors March 24, 2003.




                                       Michael D. Rose, Lead Director & Chairman
                                       Alvin R. Carpenter
                                       Linda McFarland Farthing
                                       Martin E. Stein, Jr.
                                       J. Wayne Weaver
                                       James H. Winston

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